Exhibit 99

Marine Products Corporation Reports Fourth Quarter 2018 Financial Results

ATLANTA, January 23, 2019 – Marine Products Corporation (NYSE: MPX) announced its unaudited results for the quarter ended December 31, 2018. Marine Products is a leading manufacturer of fiberglass boats under two brand names: Chaparral and Robalo. Chaparral’s sterndrive models include H2O Sport and Ski & Fish Boats, SSi and SSX Sportboats, Sunesta Sportdecks and Signature Cruisers. The Chaparral Surf Series includes select models from the SSi, SSX, H2O and Sunesta lineups. Chaparral’s outboard offerings include SunCoast Sportdecks and select H2O models. In addition, Chaparral offers jet boats with its Vortex Jet Boats lineup. Robalo builds outboard sport fishing boats, which include center console, dual console, walkaround cabin and Cayman bay boat models.

For the quarter ended December 31, 2018, Marine Products generated net sales of $62,062,000, a 5.4 percent decrease compared to $65,591,000 in the same period of the prior year. The decrease in net sales was due to an 18.1 percent decrease in units sold partially offset by a 14.2 percent increase in the average selling price per boat. Unit sales declines were concentrated in Marine Products’ international markets.

Gross profit for the quarter was $13,017,000, a 9.4 percent decrease compared to gross profit of $14,366,000 in the same period of the prior year. The decrease in gross profit was primarily due to lower net sales. Gross margin as a percentage of net sales was 21.0 percent in the fourth quarter of 2018, compared to 21.9 percent in the fourth quarter of 2017. Gross margin as a percentage of net sales declined due to production inefficiencies primarily related to labor.

Operating profit for the quarter was $6,016,000, a decrease of 19.5 percent, compared to $7,470,000 in the fourth quarter of last year. Selling, general and administrative expenses were $7,001,000 in the fourth quarter of 2018, compared to $6,896,000 in the fourth quarter of 2017. Selling, general and administrative expenses as a percentage of net sales were 11.3 percent in the fourth quarter of 2018 compared to 10.5 percent of net sales during the fourth quarter of 2017.

Net income and earnings per share for the fourth quarter of 2018 include the benefit of lower corporate tax rates due to Tax Reform. Net income for the fourth quarter of 2018 was $4,728,000, a decrease of $313,000 or 6.2 percent compared to net income excluding the impact of Tax Reform of $5,041,000 in the fourth quarter of 2017.[1] Diluted earnings per share of $0.14 decreased by $0.01 compared to diluted earnings per share excluding the impact of Tax Reform of $0.15 during the fourth quarter of 2017.

Net sales for the 12 months ended December 31, 2018 were $298,616,000, an increase of 11.7 percent compared to the prior year. Net income for the 12 months ended December 31, 2018 was $28,488,000 or $0.83 diluted earnings per share, compared to net income excluding the impact of Tax Reform of $20,985,000, or $0.60 diluted earnings per share excluding the impact of Tax Reform in the prior year.

[1]	Net Income excluding the impact of Tax Reform and Diluted earnings per share excluding the impact of Tax Reform are financial measures which do not conform to generally accepted accounting principles (GAAP). Additional disclosure regarding these non-GAAP financial measures is disclosed in Appendix A to this press release.

Page 2 Fourth Quarter 2018 Earnings Press Release

Richard A. Hubbell, Marine Products’ President and Chief Executive Officer stated, “The U.S. recreational boat market continued to be strong through the end of 2018, as the economy remains solid and our customers continue to be excited about our products. Marine Products’ U.S. domestic sales declined slightly during the fourth quarter of 2018 compared to the prior year. However, our international sales decreased by more than 50 percent compared to the prior year, to 3.2 percent of total sales, due in large part to the impact of trade tariffs that were enacted during 2018. The impact of the decline in international sales was partially offset by an increase in domestic sales of several of our larger boats, including our larger Chaparral H2O and SSX models and one of our 24-foot Robalo models. On a positive note, our order backlog at the end of the fourth quarter was higher than at the end of the fourth quarter of last year, and dealer inventories were relatively unchanged, reflecting dealer enthusiasm and a strong order outlook for the next few months. In support of this theme, we note that attendance at many of the early 2019 boat shows has been strong.

“During the quarter, we continued our regular quarterly cash dividend and declared a year-end cash dividend that was twice as high as the dividend declared at year-end 2017. Marine Products’ total per-share dividends during 2018 were more than 50 percent higher than the dividends declared during 2017, and the highest dividends per share declared by the Company since 2012. In addition, we accomplished our highest share repurchase of 2018 during the fourth quarter. We finished the year with $16.4 million in cash and marketable securities, a decrease of $4.3 million compared with the fourth quarter of last year,” concluded Hubbell.

Marine Products Corporation will hold a conference call today, January 23, 2019, at 8:00 a.m. Eastern Time to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of Marine Products’ website at www.marineproductscorp.com. Additionally, the live conference call can accessed by calling (800) 458-4148, or for international callers (323) 794-2093, and using the conference ID #6168576. A replay will be available in the investor relations section of Marine Products’ website beginning approximately two hours after the call.

Marine Products Corporation (NYSE: MPX) designs, manufactures and distributes premium-branded Chaparral sterndrive, jet drive and outboard pleasure boats, and Robalo outboard sport fishing boats.  The Company continues to diversify its product lines through product innovation.  With premium brands, a solid capital structure, and a strong independent dealer network, Marine Products Corporation is prepared to capitalize on opportunities to increase its market share and to generate superior financial performance to build long-term shareholder value.  For more information on Marine Products Corporation visit our website at www.marineproductscorp.com.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements that look forward in time or express management’s beliefs, expectations or hopes. In particular, such statements include, without limitation, statements regarding the strength of the economy and enthusiasm about our 2019 models, and the diversification of our product lines through product innovation. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Marine Products Corporation to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements. These risks include possible decreases in the level of consumer confidence and available funds impacting discretionary spending, increased interest rates and fuel prices, weather conditions, changes in consumer preferences, deterioration in the quality of Marine Products’ network of independent boat dealers or availability of financing of their inventory, continued weakness in the sterndrive recreational boat market, and competition from other boat manufacturers and dealers. Additional discussion of factors that could cause the actual results to differ materially from management's projections, forecasts, estimates and expectations is contained in Marine Products' Form 10-K, filed with the Securities and Exchange Commission for the year ending December 31, 2017.

For information contact:

BEN M. PALMER	JIM LANDERS
Chief Financial Officer	Vice President, Corporate Finance
(404) 321-7910	(404) 321-2162
irdept@marineproductscorp.com	jlanders@marineproductscorp.com

Page 3 Fourth Quarter 2018 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)

Periods ended December 31, (Unaudited)	Fourth Quarter			Twelve Months
	2018	2017	% BETTER (WORSE)	2018	2017	% BETTER (WORSE)
Net Sales	$62,062	$65,591	(5.4)%	$298,616	$267,316	11.7%
Cost of Goods Sold	49,045	51,225	4.3	232,293	208,296	(11.5)
Gross Profit	13,017	14,366	(9.4)	66,323	59,020	12.4
Selling, General and Administrative Expenses	7,001	6,896	(1.5)	30,936	29,261	(5.7)
Operating Profit	6,016	7,470	(19.5)	35,387	29,759	18.9
Interest Income	48	40	20.0	268	229	17.0
Income Before Income Taxes	6,064	7,510	(19.3)	35,655	29,988	18.9
Income Tax Provision	1,336	4,154	67.8	7,167	10,688	32.9
Net Income	$4,728	$3,356	40.9%	$28,488	$19,300	47.6%

EARNINGS PER SHARE
Basic	$0.14	$0.10	40.0%	$0.83	$0.55	50.9%
Diluted	$0.14	$0.10	40.0%	$0.83	$0.55	50.9%

AVERAGE SHARES OUTSTANDING
Basic	34,431	34,676		34,529	34,843
Diluted	34,431	34,676		34,529	34,843

Page 4 Fourth Quarter 2018 Earnings Press Release

MARINE PRODUCTS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

At December 31, (Unaudited)	(in thousands)
	2018	2017
ASSETS
Cash and cash equivalents	$8,745	$7,684
Marketable securities	2,966	2,636
Accounts receivable, net	3,872	3,051
Inventories	46,770	38,006
Income taxes receivable	452	714
Prepaid expenses and other current assets	1,795	2,096
Total current assets	64,600	54,187
Property, plant and equipment, net	14,552	14,218
Goodwill	3,308	3,308
Other intangibles, net	465	465
Marketable securities	4,699	10,395
Deferred income taxes	3,325	3,649
Other assets	9,931	9,678
Total assets	$100,880	$95,900

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$4,673	$5,362
Accrued expenses and other liabilities	13,494	13,999
Total current liabilities	18,167	19,361
Long-term pension liabilities	7,045	6,732
Other long-term liabilities	456	203
Total liabilities	25,668	26,296
Common stock	3,433	3,457
Capital in excess of par value	-	-
Retained earnings	73,954	68,127
Accumulated other comprehensive loss	(2,175)	(1,980)
Total stockholders' equity	75,212	69,604
Total liabilities and stockholders' equity	$100,880	$95,900

Page 5 Fourth Quarter 2018 Earnings Press Release

Appendix A

Marine Products Corporation has used the non-GAAP financial measures of net income and diluted earnings per share excluding the impact of Tax Reform in today's earnings release, and anticipates using these non-GAAP financial measures in today's earnings conference call. These measures should not be considered in isolation or as a substitute for net income, earnings per share, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the operating results without the impact of Tax Reform enables us to compare our operating performance consistently over various time periods.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on Marine Products Corporation's investor website, which can be found on the Internet at www.marineproductscorp.com.

Reconciliation of Net Income and Diluted Earnings Per Share to Net Income and Diluted Earnings Per Share excluding the impact of Tax Reform:

Periods ended December 31, (Unaudited)	Fourth Quarter			Twelve Months
(in thousands except per share data)	2018	2017	% BETTER (WORSE)	2018	2017	% BETTER (WORSE)

Net Income	$4,728	$3,356	40.9%	$28,488	$19,300	47.6%
Impact of Tax Reform	-	1,685	N/M	-	1,685	N/M
Net income excluding the impact of Tax Reform	$4,728	$5,041	(6.2)	$28,488	$20,985	35.8

Diluted Earnings Per Share	$0.14	$0.10	40.0	$0.83	$0.55	50.9
Impact of Tax Reform	-	0.05	N/M	-	0.05	N/M
Diluted Earnings Per Share excluding the impact of Tax Reform	$0.14	$0.15	(6.7)%	$0.83	$0.60	38.3%

Diluted Average Shares Outstanding	34,431	34,676		34,529	34,843